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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)(1)


                                     Alstom
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Sponsored ADR's
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    021244108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)


---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 021244108                    13G                     Page 2 of 8 Pages
          ---------                                                ---  ---

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          The TCW Group, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  / /
                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada corporation
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                                                          -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                                                      315,710
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                                                       -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                                                   315,710
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                                                                   315,710
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                   / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     29.3% (see response to Item 4)
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
                                      HC/CO
-------------------------------------------------------------------------------



                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 021244108                    13G                     Page 3 of 8 Pages
          ---------                                                ---  ---

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Robert Day
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  / /
                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                                                          -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                                                      315,710
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                                                       -0-
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                                                   315,710
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                                                                   315,710
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                   / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     29.3% (see response to Item 4)
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
                                      HC/IN
-------------------------------------------------------------------------------



                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 4 of 8 Pages

Item 1(a).     Name of Issuer:

               Alstom

Item 1(b).     Address of Issuer's Principal Executive Offices:

               25 Ave Lieber
               75116 Paris France
               IO

Item 2(a).     Name of Persons Filing:
Item 2(b).     Address of Principal Business Office, or if None, Residence:
Item 2(c).     Citizenship:

               The TCW Group, Inc.
               865 South Figueroa Street
               Los Angeles, CA 90017
               (Nevada Corporation)

               Robert Day
               865 South Figueroa Street
               Los Angeles, CA 90017
               (United States Citizen)

Item 2(d).     Title of Class of Securities:

               Sponsored ADR's

Item 2(e).     CUSIP Number:

               021244108

                                                               Page 5 of 8 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

             (a)   |_|   Broker or dealer registered under Section 15 of the
                         Exchange Act (15 U.S.C. 78o).
             (b)   |_|   Bank as defined in Section 3(a)(6) of the Act
                         (15 U.S.C. 78c).
             (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act (15 U.S.C. 78c).
             (d)   |_|   Investment company registered under Section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8).
             (e)   |_|   An investment adviser in accordance with Sections
                         240.13d-1(b)(1)(ii)(E).
             (f)   |_|   An employee benefit plan or endowment fund in
                         accordance with Section 240.13d-1(b)(1)(ii)(F).
             (g)   |X|   A parent holding company or control person in
                         accordance with Section 240.13d-1(b)(1)(ii)(G).

                             (SEE Item 7)
                             The TCW Group, Inc.
                             Robert Day (individual who may be deemed to control
                                 The TCW Group, Inc. and other entities which hold the Sponsored ADR's of the issuer)

             (h)   |_|   A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act (12 U.S.C. 1813);
             (i)   |_|   A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-3);
             (j)   |_|   Group, in accordance with Section
                         240.13d-1(b)(1)(ii)(J).
     If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

                                                               Page 6 of 8 Pages

Item 4.      Ownership **

             THE TCW GROUP, INC.
             (a)     Amount beneficially owned: 315,710
             (b)     Percent of class: 29.3%
             (c)     Number of shares as to which such person has:
                     (i)   Sole power to vote or to direct the vote: none.
                     (ii)  Shared power to vote or to direct the vote: 315,710
                     (iii) Sole power to dispose or to direct the disposition
                           of: none.
                     (iv) Shared power to dispose or to direct the disposition of: 315,710

             ROBERT DAY ***
             (a)     Amount beneficially owned: 315,710
             (b)     Percent of class: 29.3%
             (c)     Number of shares as to which such person has:
                     (i)   Sole power to vote or to direct the vote: none.
                     (ii)  Shared power to vote or to direct the vote: 315,710
                     (iii) Sole power to dispose or direct the disposition of:
                           none.
                     (iv) Shared power to dispose or to direct the disposition of: 315,710





--------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
     Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

***  Shares reported for Robert Day include shares reported for The TCW Group,
     Inc.

                                                               Page 7 of 8 Pages

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Sponsored ADR's of Alstom.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             SEE Exhibit A.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.  SEE Exhibits A and B.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 8 of 8 Pages

                                    SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 2nd day of February, 2001.


                                       The TCW Group, Inc.

                                       By: /s/ LINDA D. BARKER
                                           -------------------------------------
                                           Linda D. Barker
                                           Authorized Signatory




                                       Robert Day

                                       By: /s/ LINDA D. BARKER
                                           -------------------------------------
                                           Linda D. Barker
                                           Under Power of Attorney dated
                                           November 6, 2000, on file with
                                           Schedule 13G for Retek, Inc.
                                           dated November 8, 2000.